Exhibit 10.1

DJ Service Agreement

THIS AGREEMENT (“Agreement) is made between DILMAX CORP. 1659 Donovalska St., Suite 32

Prague, Czech Republic 14800 (“Company”) and DJ Namornik, 67 Veletrizni St., Prague, Czech Republic 17001 (DJ). In Consideration of the mutual promises herein contained, the parties agree as follows:

1. Services: Company hereby engages DJ as an independent contractor to compose 20 Musical tracks & 50 Remixes to these tracks for fitness regime industry (Workout Music).

2. First Priority to Music / Remix: DJ agrees to give this project “first priority “during the term of this agreement and not expend substantial efforts on other composing work.

3. Disposition of Music / Remix: Company reserved the right not to accept, use, or promote in way the Music / Remix as provided by DJ. Company reserves the right to request and DJ agrees to make such changes as Company deems appropriate in the Music / Remix prior to delivery.

4. Delivery: DJ will deliver final music mix recordings as follows:

(a) DJ agrees to deliver final music mix recordings no later than 60 days after the Advance payment.

(b) Company to specify digital audio file format and any other technical details for final music mix delivery.

5. Compensation: Company agrees to pay a fee of $10,000, payable as follows:

(a) 20 Original Musical tracks at US$ 250 = US$ 5000

(b) 50 Remixes at US$ 100 = US$ 5000

6. Payment Terms:

- Company pays US$ 1000 as Advance to create Musical tracks and Remixes.

-  Company pays US$ 5000, after completion of 10 Musical tracks & 25 Remixes.

-  Company pays US$ 4000, upon completion of 20 Musical tracks & 50 Remixes.

7. Music Publishing Rights: The music publishing company designated for the Music / Remix will be DILMAX CORP. DILMAX CORP. will own 100% of all worldwide music publishing rights for the all 20 Musical tracks & 50 Remixes created by DJ as mentioned in the first paragraph. All copyrights will be transferred to DILMAX CORP. DJ will not get any royalty from music distribution. DILMAX CORP. will be able to sell this music through online / offline medium across the world.

8. Ownership of Musical tracks / Remix: The owner of the final sound recordings for all Musical tracks / Remixes will be DILMAX CORP.

9. Rights of Company: DJ acknowledges and agrees that Company shall be deemed the author of the Musical tracks / Remixes of these and shall own, and to the extent necessary to accomplish such ownership by Company, DJ hereby sells, grants, assigns, and transfers to Company, irrevocably, absolutely and throughout the entire universe, all rights of every kind, nature, and description in and to the Musical tracks / Remixes, the results of DJ’s services hereunder and the results of the services of all third parties rendering services in connection with the Musical tracks /Remixes, together with all rights of every kind, nature and description in and to the title, words, music and performance of the Musical tracks / Remixes and all copyrights therein and extensions and renewals of copyrights therein and all rights existing under all agreements and licenses relating thereto.

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10. Originality and Copyright Considerations: DJ certifies that DJ composed the musical works described herein (the “Musical tracks / Remixes” ) as an independent contractor engaged by Company. DJ certifies that the Musical tracks / Remixes is wholly original with DJ, except to the extent that it is based on or uses material in the public domain or material furnished to DJ by Company, and that Company is the author at law thereof and owns all right, title, and interest in and to the Score and the results of DJ’s services rendered in connection therewith (all of which shall be considered as a "work-made-for-hire," specially commissioned by Company as part of an audio work), including without limitation all copyrights and renewals and extensions of copyrights therein.

11. Other Royalties: Company does not agree to pay to DJ, and DJ agrees to accept there will be no royalty paid from music distribution.

12. Name and Likeness: DJ hereby grants to Company the non-exclusive right in perpetuity to use and grant to others the right to use DJ’s name and likeness in any and all media in connection with DJ’s services under this Agreement.

13. Default: Upon any breach or default by DJ of any of the terms or conditions hereof or any failure to deliver any materials required hereunder, Company shall immediately have the right to terminate this Agreement.

14. Warranty and Certificate of Authorship: DJ represents and warrants to Company that (i) DJ has full right and legal capacity to execute and fully perform this Agreement and to make the grants, assignments and waivers contained in it, (ii) that DJ warrants and confirms they he is the sole writer of the original Musical tracks / Remixes delivered to Company for use in the Fitness industry and that the Musical track / Remixes will not be copied from or based on, in whole or in part, any other work; (iii) to the best of DJ’s knowledge as far as DJ knows or should have known in the exercise of due diligence and prudence, nothing in the Score does or will infringe on any property right (copyright, trademark, patent right, right to ideas and the like) or personal right (defamation, false light, moral right and the like) of any person or legal entity; and (iv) there is no pending or threatened claim, litigation, arbitration, action or proceeding with respect to the Score. DJ will indemnify and hold harmless Company, its affiliated companies, successors and assigns, and their respective directors, employees and agents, from and against any claim, loss, liability, damages or judgments, including reasonable outside attorneys’ fees, arising from any breach of the above representations and warranties. This agreement will inure to the benefit of Company’s successors, assigns, lessees, and licensees. DJ will execute, acknowledge and deliver such additional instruments as necessary to confirm the intent of this Agreement. This instrument is the entire Agreement between the parties and cannot be modified except by a written instrument signed by the DJ and an authorized officer of the Company. This Agreement shall be governed by and construed under and in accordance with the laws of Czech Republic applicable to agreements wholly performed therein.

Agreed to and accepted by the following parties on this 26 day of June, 2011.

15. Duration:

-This agreement will stand valid for the next 2 years from the date of signature.

-  2 years, auto revolving, meaning will be prolonged if not cancelled by any party, and can be cancelled in writing within 90 days by either party.

COMPANY /S/ Konstantin Kupert Konstantin Kupert	DJ /S/ Namornik

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